Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	Contacts:
May 4, 2021	Michael E. Scheopner
President and Chief Executive Officer
Mark A. Herpich
Chief Financial Officer
(785) 565-2000

Landmark Bancorp, Inc. Announces First Quarter Earnings Per Share of $1.13

Declares Cash Dividend of $0.20 per Share

(Manhattan, KS, May 4, 2021) – Landmark Bancorp, Inc. (“Landmark”; Nasdaq: LARK) reported earnings per share of $1.13 for the three months ended March 31, 2021, compared to $0.70 per share in the same quarter last year and $1.18 per share in the fourth quarter of 2020. Net income for the first quarter of 2021 amounted to $5.4 million, compared to $3.4 million for the first quarter of 2020 and $5.6 million in the prior quarter. For the three months ended March 31, 2021, the return on average assets was 1.77% and the return on average equity was 17.06%.

Michael E. Scheopner, President and Chief Executive Officer of Landmark, said, “We are pleased to report continued strong earnings during the first quarter of 2021, driven mainly by solid mortgage banking activities, continued growth in loans and deposits, and stable expenses. Compared to the same quarter last year, our net interest income grew 18.4% primarily as a result of increased interest on loans and lower deposit costs. As of March 31, 2021, total gross loans grew $169.6 million, or 30.2%, since March 31, 2020, while total deposits increased by $240.8 million, or 29.0%, between the same dates. Additionally, strategic liquidations of higher-coupon municipal investment securities resulted in a $1.1 million gain on sale of investments during the first three months of 2021. Mortgage banking activities remained strong due to the low interest rate environment, which has supported an active housing market. Credit quality was also strong this quarter as the Company recorded net loan charge-offs of $4,000 compared to net loan charge-offs of $291,000 in the prior quarter and $188,000 in the same quarter last year. Our provision for loan losses totaled $500,000 in the first quarter of 2021, compared to $1.2 million in the same period of 2020, as we continue to evaluate the economic uncertainty due mainly to the effects of the COVID-19 pandemic. We continue to value our community banking relationships across Kansas, which are important and contributed significantly to our strong earnings performance.”

Mr. Scheopner continued, “During this period of unprecedented economic uncertainty, Landmark supports our customers with loan modifications and access to funding through the Small Business Administration’s Paycheck Protection Program (PPP). We are currently actively working with borrowers to navigate the SBA loan forgiveness process for PPP loans as well as apply for additional PPP funds. We are also pleased to report that COVID-19 loan modifications have declined significantly over the past couple of quarters, with most of our borrowers returning to their original loan contractual terms. We believe Landmark’s risk management practices, liquidity and capital strength continue to position us well to meet the financial needs of families and businesses across Kansas during this challenging time.”

Landmark’s Board of Directors declared a cash dividend of $0.20 per share, to be paid June 2, 2021, to common stockholders of record as of the close of business on May 19, 2021. Management will host a conference call to discuss the Company’s financial results at 10:00 a.m. (Central time) on Wednesday, May 5, 2021. Investors may participate via telephone by dialing (877) 510-0473. A replay of the call will be available through June 5, 2021, by dialing (877) 344-7529 and using conference number 10155221.

Net Interest Income

Net interest income amounted to $9.6 million for the three months ended March 31, 2021 compared to $8.1 million in the same period last year and $10.1 million in the fourth quarter of 2020. The increase of $1.5 million, or 18.4%, from the first quarter of 2020 was primarily the result of lower interest expense and growth in loans as a proportion of the asset mix. During the first quarter of 2021, compared to the same period last year, interest on loans increased $1.3 million while interest on deposits and borrowings declined by $814,000 offset by lower interest on investment securities. The increase in loan interest was mainly due to higher average loan balances in the first quarter of 2021, which increased $183.3 million, or 33.5%, compared to the same period of the prior year and included average PPP loans of $111.0 million which were not present in the first quarter of last year. PPP loans generated interest income of $1.1 million in the first quarter of 2021. The decrease in net interest income of $509,000, or 5.0%, from the fourth quarter of 2020 was primarily the result of lower interest earned on PPP loans which declined by $395,000 due primarily to lower amortization of origination fees related to the forgiveness process. On a tax-equivalent basis, the net interest margin declined from 3.67% and 3.87% in the first and fourth quarters of 2020, respectively, to 3.51% in the first three months of 2021. The decline in net interest margin was mainly the result of the repricing of our interest-bearing assets in a lower interest-rate environment and holding higher average balances of cash and cash equivalents that yield less than loans and investment securities.

Non-Interest Income

Total non-interest income was $6.7 million for the first quarter of 2021, an increase of $1.4 million, or 25.6%, compared to the same period last year and decreased slightly from the previous quarter. The increase in non-interest income during the first quarter of 2021 compared to the same period last year was primarily due to an increase of $1.9 million in gains on sales of mortgage loans this quarter due to higher originations of one-to-four family residential loans. Increased loan originations mainly resulted from the decline in mortgage interest rates that have fueled a robust housing market and refinancing activity. The first quarter of 2021 included gains of $1.1 million on the sale of higher-coupon municipal investment securities while the first quarter of 2020 included gains of $1.8 million on the sale of higher-coupon mortgage-backed investment securities. Compared to the fourth quarter of 2020, non-interest income declined 2.1% mainly due to lower fees and service charges and lower gains on sales of mortgage loans in the first quarter of 2021. The decline in gains on sales of mortgage loans resulted from a decline in loan originations of residential real estate loans due to the increase in mortgage rates compared to the prior quarter.

Non-Interest Expense

Non-interest expense totaled $9.1 million for the first quarter of 2021 compared to $8.1 million in the same period of 2020 and $9.5 million in the fourth quarter of 2020. The increase in non-interest expense in the first quarter of 2021 compared to the same period of last year was primarily due to an increase of $359,000 in compensation and benefits and $359,000 in other non-interest expense. The increase in compensation and benefits was driven primarily by an increase in mortgage lending incentives. The increase in other non-interest expense was related to costs associated with the increased volumes of PPP and mortgage lending. The decrease of $322,000 in compensation and benefits in the first quarter of 2021 as compared to the fourth quarter of 2020 was related to lower mortgage lending incentives and drove the decline in non-interest expense experienced between the two periods.

Income Tax Expense

Landmark recorded income tax expense of $1.4 million in the first quarter of 2021 compared to $785,000 in the first quarter of 2020 and $1.1 million in the fourth quarter of 2020. The effective tax rate increased from 18.9% in the first quarter of 2020 to 20.4% in the first quarter of 2021, primarily due to an increase in earnings before income taxes and lower tax-exempt income. The effective tax rate of 17.0% in the fourth quarter of 2020 was impacted by the recognition of $229,000 of previously unrecognized tax benefits that did not reoccur.

Balance Sheet Highlights

During the first quarter of 2021, total assets increased $60.8 million, or 5.1%, from December 31, 2020, to $1.2 billion. Compared to December 31, 2020, total gross loans increased $17.2 million, or 2.4%, to $730.7 million mainly due to an increase in both PPP and commercial real estate loans (increase of $17.2 million and $7.5 million respectively), offset in part by lower commercial and agricultural loans. Investment securities also increased $23.6 million, or 8.0%, to $320.9 million as of March 31, 2021 compared to December 31, 2020. During the current quarter, deposits increased $55.2 million, or 5.4%, to $1.1 billion compared to December 31, 2020 and this deposit growth contributed to an increase of $24.3 million in cash and cash equivalents as the growth in deposits exceeded increases in loans and investment securities. Stockholders’ equity increased to $128.3 million (book value of $26.97 per share) as of March 31, 2021 from $126.7 million (book value of $26.66 per share) as of December 31, 2020. The ratio of equity to total assets decreased to 10.27% at March 31, 2021, from 10.66% at year-end 2020 while the ratio of tangible equity to tangible assets (a non-GAAP financial measure) decreased from 9.31% to 8.98% between the same dates.

The allowance for loan losses totaled $9.3 million, or 1.27% of total gross loans (including PPP loans) at March 31, 2021, compared to $8.8 million, or 1.23% of total gross loans outstanding, at December 31, 2020. No allowance for loan losses has been allocated to PPP loans since they are guaranteed by the Small Business Administration. Non-performing loans increased to $11.0 million, or 1.51% of total loans, at March 31, 2021, from $10.5 million, or 1.47% in the previous quarter. Loans 30-89 days delinquent loans increased $3.5 million this quarter to $5.0 million, or 0.69% of gross loans, compared to $1.5 million last quarter. Net loan charge-offs total $4,000 this quarter, compared to $188,000 during the same quarter last year and $291,000 during the fourth quarter of 2020.

COVID-19 Loan Modifications and Forbearance Plans

As of March 31, 2021, Landmark had 4 loan modifications on outstanding loan balances of $6.8 million in connection with the COVID-19 pandemic that had not yet returned to contractual terms as compared to 6 loan modifications on outstanding loan balances of $7.2 million at December 31, 2020. These modifications consisted of payment deferrals that were applied to either the full loan payment or just the principal component. One commercial real estate loan totaling $3.7 million that was modified was also on non-accrual status as of March 31, 2021. Consistent with the CARES Act and regulatory guidance, the Company also entered into short-term forbearance plans and short-term repayment plans on 2 one-to-four family residential mortgage loans totaling $250,000 as of March 31, 2021.

About Landmark

Landmark Bancorp, Inc., the holding company for Landmark National Bank, is listed on the Nasdaq Global Market under the symbol “LARK.” Headquartered in Manhattan, Kansas, Landmark National Bank is a community banking organization dedicated to providing quality financial and banking services. Landmark National Bank has 30 locations in 24 communities across Kansas: Manhattan (2), Auburn, Dodge City (2), Fort Scott (2), Garden City, Great Bend (2), Hoisington, Iola, Junction City, Kincaid, LaCrosse, Lawrence (2), Lenexa, Louisburg, Mound City, Osage City, Osawatomie, Overland Park, Paola, Pittsburg, Prairie Village, Topeka (2), Wamego and Wellsville, Kansas. Visit www.banklandmark.com for more information.

Special Note Concerning Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of Landmark. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of our management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this press release, including forward-looking statements, speak only as of the date they are made, and Landmark undertakes no obligation to update any statement in light of new information or future events. A number of factors, many of which are beyond our ability to control or predict, could cause actual results to differ materially from those in our forward-looking statements. These factors include, among others, the following: (i) the effects of the COVID-19 pandemic, including its potential effects on the economic environment, our customers and operations, as well as changes to federal, state or local government laws, regulations or orders in connection with the pandemic; (ii) the strength of the local, national and international economy; (iii) changes in state and federal laws, regulations and governmental policies concerning banking, securities, consumer protection, insurance, monetary, trade and tax matters; (iv) changes in interest rates and prepayment rates of our assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi) timely development and acceptance of new products and services; (vii) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (viii) our risk management framework; (ix) interruptions in information technology and telecommunications systems and third-party services; (x) changes and uncertainty in benchmark interest rates, including the elimination of LIBOR and the development of a substitute; (xi) the effects of severe weather, natural disasters, widespread disease or pandemics, or other external events; (xii) the loss of key executives or employees; (xiii) changes in consumer spending; (xiv) integration of acquired businesses; (xv) unexpected outcomes of existing or new litigation; (xvi) changes in accounting policies and practices, such as the implementation of CECL; (xvii) the economic impact of armed conflict or terrorist acts involving the United States; (xviii) the ability to manage credit risk, forecast loan losses and maintain an adequate allowance for loan losses; (xix) declines in the value of our investment portfolio; (xx) the ability to raise additional capital; (xxi) cyber-attacks; (xxii) declines in real estate values; (xxiii) the effects of fraud on the part of our employees, customers, vendors or counterparties; and (xxiv) any other risks described in the “Risk Factors” sections of reports filed by Landmark with the Securities and Exchange Commission. These risks and uncertainties should be considered in evaluating forward-looking statements, and undue reliance should not be placed on such statements. Additional information concerning Landmark and its business, including additional risk factors that could materially affect Landmark’s financial results, is included in our filings with the Securities and Exchange Commission.

LANDMARK BANCORP, INC. AND SUBSIDIARIES

Consolidated Balance Sheets (unaudited)

(Dollars in thousands)	March 31,	December 31,	March 31,
	2021	2020	2020
Assets
Cash and cash equivalents	$109,151	$84,818	$28,782
Investment securities:
U.S. treasury securities	20,359	2,037	2,057
U.S. federal agency obligations	18,861	18,924	2,163
Municipal obligations, tax exempt	143,105	142,676	141,683
Municipal obligations, taxable	41,138	49,535	50,057
Agency mortgage-backed securities	91,987	78,638	116,624
Certificates of deposit	5,455	5,460	1,905
Investment securities available-for-sale, at fair value	320,905	297,270	314,489
Bank stocks, at cost	4,062	4,473	3,344
Loans:
One-to-four family residential real estate	159,798	157,984	148,994
Construction and land	26,591	26,106	24,657
Commercial real estate	179,781	172,307	141,712
Commercial	126,998	134,047	121,271
Paycheck Protection Program (PPP)	117,297	100,084	-
Agriculture	92,486	96,532	96,120
Municipal	2,183	2,332	2,628
Consumer	25,557	24,122	25,662
Total gross loans	730,691	713,514	561,044
Net deferred loan (fees) costs and loans in process	(3,611)	(1,957)	171
Allowance for loan losses	(9,271)	(8,775)	(7,479)
Loans, net	717,809	702,782	553,736
Loans held for sale	13,995	15,533	9,753
Bank owned life insurance	25,568	25,420	24,963
Premises and equipment, net	20,320	20,493	20,991
Goodwill	17,532	17,532	17,532
Other intangible assets, net	168	206	336
Mortgage servicing rights	3,966	3,726	2,428
Real estate owned, net	1,474	1,774	570
Other assets	13,925	14,000	12,150
Total assets	$1,248,875	$1,188,027	$989,074

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Non-interest-bearing demand	314,616	264,878	204,147
Money market and checking	490,634	491,275	386,167
Savings	142,507	126,124	106,003
Certificates of deposit	123,489	133,750	134,163
Total deposits	1,071,246	1,016,027	830,480
Subordinated debentures	21,651	21,651	21,651
Other borrowings	4,165	6,371	9,202
Accrued interest and other liabilities	23,532	17,306	16,607
Total liabilities	1,120,594	1,061,355	877,940
Stockholders’ equity:
Common stock	48	48	46
Additional paid-in capital	72,336	72,230	69,147
Retained earnings	49,363	44,947	36,736
Treasury stock, at cost	-	-	(2,023)
Accumulated other comprehensive income	6,534	9,447	7,228
Total stockholders’ equity	128,281	126,672	111,134
Total liabilities and stockholders’ equity	$1,248,875	$1,188,027	$989,074

LANDMARK BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Earnings (unaudited)

(Dollars in thousands, except per share amounts)	Three months ended,
	March 31,	December 31,	March 31,
	2021	2020	2020
Interest income:
Loans	$8,404	$8,907	$7,126
Investment securities:
Taxable	811	843	1,344
Tax-exempt	778	787	848
Total interest income	9,993	10,537	9,318
Interest expense:
Deposits	281	307	983
Borrowed funds	121	130	233
Total interest expense	402	437	1,216
Net interest income	9,591	10,100	8,102
Provision for loan losses	500	700	1,200
Net interest income after provision for loan losses	9,091	9,400	6,902
Non-interest income:
Fees and service charges	2,033	2,253	1,962
Gains on sales of loans, net	3,140	4,194	1,193
Bank owned life insurance	148	151	154
Gains on sales of investment securities, net	1,075	-	1,770
Other	329	270	274
Total non-interest income	6,725	6,868	5,353
Non-interest expense:
Compensation and benefits	4,941	5,263	4,582
Occupancy and equipment	1,062	1,184	1,079
Data processing	501	520	425
Amortization of mortgage servicing rights and other intangibles	437	436	277
Professional fees	392	489	363
Other	1,740	1,625	1,381
Total non-interest expense	9,073	9,517	8,107
Earnings before income taxes	6,743	6,751	4,148
Income tax expense	1,376	1,148	785
Net earnings	$5,367	$5,603	$3,363

Net earnings per share (1)
Basic	$1.13	$1.18	$0.70
Diluted	1.13	1.18	0.70
Dividends per share (1)	0.20	0.19	0.19
Shares outstanding at end of period (1)	4,756,604	4,750,838	4,734,865
Weighted average common shares outstanding - basic (1)	4,752,864	4,742,122	4,808,572
Weighted average common shares outstanding - diluted (1)	4,759,498	4,746,625	4,827,693

Tax equivalent net interest income	$9,778	$10,312	$8,324

(1) Share and per share values at or for the period ended March 31, 2020 have been adjusted to give effect to the 5% stock dividend paid during

LANDMARK BANCORP, INC. AND SUBSIDIARIES

Select Ratios and Other Data (unaudited)

(Dollars in thousands, except per share amounts)	Three months ended,
	March 31,	December 31,	March 31,
	2021	2020	2020
Performance ratios:
Return on average assets (1)	1.77%	1.93%	1.35%
Return on average equity (1)	17.06%	18.10%	12.21%
Net interest margin (1)(2)	3.51%	3.87%	3.67%
Effective tax rate	20.4%	17.0%	18.9%
Efficiency ratio (3)	59.2%	55.5%	68.8%
Non-interest income to total income (3)	37.1%	40.5%	30.7%

Average balances:
Investment securities	$307,045	$300,135	$361,264
Loans	730,210	730,247	546,910
Assets	1,230,184	1,157,856	1,004,482
Interest-bearing deposits	762,707	702,219	644,804
Subordinated debentures and other borrowings	27,580	35,053	41,140
Stockholders’ equity	$127,580	$123,119	$110,771

Average tax equivalent yield/cost (1):
Investment securities	2.31%	2.42%	2.67%
Loans	4.67%	4.86%	5.24%
Total interest-bearing assets	3.65%	4.04%	4.21%
Interest-bearing deposits	0.15%	0.17%	0.61%
Subordinated debentures and other borrowings	1.78%	1.48%	2.28%
Total interest-bearing liabilities	0.21%	0.24%	0.71%

Capital ratios:
Equity to total assets	10.27%	10.66%	11.24%
Tangible equity to tangible assets (3)	8.98%	9.31%	9.60%
Book value per share	$26.97	$26.66	$23.47

Rollforward of allowance for loan losses:
Beginning balance	$8,775	$8,366	$6,467
Charge-offs	(64)	(313)	(220)
Recoveries	60	22	32
Provision for loan losses	500	700	1,200
Ending balance	$9,271	$8,775	$7,479

Non-performing assets:
Delinquent loans	$5,025	$1,530	$2,674
Non-accrual loans	11,015	10,515	7,560
Accruing loans over 90 days past due	-	-	-
Non-performing investment securities	-	-	-
Real estate owned	1,474	1,774	570
Total non-performing assets	$12,489	$12,289	$8,130

Other ratios:
Loans to deposits	67.01%	69.17%	66.68%
Loans 30-89 days delinquent and still accruing to gross loans outstanding	0.69%	0.21%	0.48%
Total non-performing loans to gross loans outstanding	1.51%	1.47%	1.35%
Total non-performing assets to total assets	1.00%	1.03%	0.82%
Allowance for loan losses to gross loans outstanding	1.27%	1.23%	1.33%
Allowance for loan losses to total non-performing loans	84.17%	83.45%	98.93%
Net loan charge-offs to average loans (1)	0.00%	0.16%	0.14%

(1) Information for the three months ended March 31 and December 31 is annualized.

(2) Net interest margin is presented on a fully tax equivalent basis, using a 21% federal tax rate.

(3) Non-GAAP financial measures. See the “Non-GAAP Financial Measures” section of this press release for a reconciliation to the most cmparable GAAP equivalent.

LANDMARK BANCORP, INC. AND SUBSIDIARIES

Non-GAAP Finacials Measures (unaudited)

(Dollars in thousands, except per share amounts)	Three months ended,
	March 31,	December 31,	March 31,
	2021	2020	2020
Non-GAAP financial ratio reconciliation:
Total non-interest expense	$9,073	$9,517	$8,107
Less: foreclosure and real estate owned expense	(11)	(62)	(25)
Less: amortization of other intangibles	(38)	(40)	(47)
Adjusted non-interest expense (A)	9,024	9,415	8,035

Net interest income (B)	9,591	10,100	8,102

Non-interest income	6,725	6,868	5,353
Less: gains on sales of investment securities, net	(1,075)	-	(1,770)
Less: gains on sales of premises and equipment and foreclosed assets	(5)	10	1
Adjusted non-interest income (C)	$5,645	$6,878	$3,584

Efficiency ratio (A/(B+C))	59.2%	55.5%	68.8%
Non-interest income to total income (C/(B+C))	37.1%	40.5%	30.7%

Total stockholders’ equity	$128,281	$126,672	$111,134
Less: goodwill and other intangible assets	(17,700)	(17,738)	(17,868)
Tangible equity (D)	$110,581	$108,934	$93,266

Total assets	$1,248,875	$1,188,027	$989,074
Less: goodwill and other intangible assets	(17,700)	(17,738)	(17,868)
Tangible assets (E)	$1,231,175	$1,170,289	$971,206

Tangible equity to tangible assets (D/E)	8.98%	9.31%	9.60%